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EXHIBIT 99.1

FORM OF
PEOPLES FINANCIAL CORP.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING ON MAY 25, 2004

        Thomas J. Long and Jessica Soncrant, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Peoples Financial Corp. that the undersigned is entitled to vote at the Special Meeting of Shareholders of Peoples Financial Corp. to be held at 2253 East State Road, 54, Linton, Indiana 47411, at 2:00 p.m., local time, on May 25, 2004, or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

        Shares represented by this proxy will be voted as directed by the shareholder. If no directions are indicated, the proxies will have authority to vote "FOR" Proposal 1. If any other matters properly come before the special meeting or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

The Board of Directors recommends a vote "FOR" Proposal 1.			Please mark your vote as indicated in this example ☒

1. Proposal to adopt the Amended and Restated Plan of Reorganization and Merger, effective as of December 16, 2003, by and among MainSource Financial Group, Inc., Peoples Holdings, Inc. and Peoples Financial Corp.		☐ FOR	☐ AGAINST	☐ ABSTAIN
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature(s):	Date:

Please sign exactly as your name or name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

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FORM OF PEOPLES FINANCIAL CORP. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING ON MAY 25, 2004